Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

FNB United Corp. and Subsidiaries

Asheboro, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 33-72686, 333-54702, 333-99333, 333-105442, 333-109450, 333-133734, 333-143703, and 333-144132) on Form S-8 and the registration statements (Nos. 033-59565 and 333-158219) on Form S-3 of FNB United Corp. and Subsidiaries (the “Company”) of our reports dated March 30, 2012, with respect to the consolidated financial statements of FNB United Corp. and Subsidiaries and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2011 annual report on Form 10-K of FNB United Corp. and Subsidiaries.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

March 30, 2012